Exhibit 99.3
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial statements give effect to our acquisition of New Era. To implement the New Era acquisition, we entered into three Asset Purchase Agreements for the purchase of the business and assets of New Era Building Systems, Inc. and its affiliates Castle Housing of Pennsylvania, Ltd. and Carolina Building Solutions, L.L.C. for an aggregate cash consideration of $41 million plus the discharge or assumption of certain liabilities.

Pro forma adjustments related to the pro forma combined balance sheet have been determined assuming these transactions were consummated on July 2, 2005. The pro forma combined balance sheet combines our consolidated balance sheet as of July 2, 2005 with New Era's unaudited consolidated balance sheet as of June 30, 2005. The pro forma combined income statement combines the companies' respective income statements as if the combination had occurred at the beginning of the period presented. The unaudited pro forma combined financial statements are based on the assumptions and adjustments described in the accompanying notes. The pro forma combined income statement is not necessarily indicative of operating results that would have been achieved had the combination been consummated as of the beginning of the period presented and should not be construed as representative of future operations. You should read the pro forma combined financial statements in conjunction with the historical consolidated financial statements, including related notes, filed as part of our Quarterly Report on Form 10-Q for the six months ended July 2, 2005.

UNAUDITED PRO FORMA INCOME STATEMENT
FOR THE SIX MONTHS ENDED JULY 2, 2005
(IN THOUSANDS, EXCEPT PER SHARE DATA)

			Pro Forma
	Champion	New Era	Adjustments		Pro Forma
		(A)
Net sales	$561,375	$57,540	$—		$618,915
Cost of sales	468,538	51,688	—		520,226
Gross margin	92,837	5,852	—		98,689

Selling, general, and administrative expenses	68,311	4,297	183	(8)	72,791
Other charges	(3,399)	—	—		(3,399)
Operating income	27,925	1,555	(183)		29,297

Interest expense, net	7,507	522	(522)	(1)	7,507
Income tax (benefit)/expense	900	—	—		900
Net income from continuing operations	19,518	1,033	340		20,890

Loss from discontinued operations	(3,309)	—	—		(3,309)
Net income	$16,209	$1,033	$340		$17,581

Basic income per share from continuing operations	$0.25				0.27
Basic income per share	0.20				0.22
Weighted average shares outstanding - basic	73,861				73,861

Diluted income per share from continuing operations	$0.25				0.26
Diluted income per share	0.20				0.22
Weighted average shares outstanding - diluted	74,756				74,756

(A)	New Era's operating results are for the six months ended June 30, 2005.

CHAMPION ENTERPRISES, INC.
UNAUDITED PRO FORMA BALANCE SHEET
AS OF JULY 2, 2005
(IN THOUSANDS)

			Pro Forma
	Champion	New Era	Adjustments		Pro Forma
Current assets		(B)
Cash and cash equivalents	$149,899	$1,924	$(51,540)	(1),(2)	$100,283
Restricted cash	528	—			528
Accounts receivable, trade	41,694	2,393			44,087
Inventories	80,886	14,555	508	(3)	95,949
Current assets of discontinued operations	9,780	—			9,780
Other current assets	13,736	593			14,329
Total current assets	296,523	19,465	(51,032)		264,956

Property, plant and equipment	198,397	25,861	(13,845)	(4)	210,413
Less-accumulated depreciation	120,190	10,159	(10,159)	(4)	120,190
	78,207	15,702	(3,686)		90,223

Goodwill and other intangible assets	126,564	1,092	31,161	(5)	158,817
Non-current assets of discontinued operations	4,701	—	—		4,701
Other non-current assets	13,371	355	—		13,726
	$519,366	$36,614	$(23,557)		$532,423
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY

Current liabilities
Short-term debt	$—	$9,863	$(9,863)	(1)	$—
Accounts payable	33,673	4,131	—		37,804
Accrued warranty obligations	32,011	1,771	—		33,782
Accrued volume rebates	27,564	1,440	—		29,004
Accrued compensation and payroll taxes	20,264	1,524	—		21,788
Accrued self-insurance	26,797	—	—		26,797
Current liabilities of discontinued operations	5,422	—	—		5,422
Other current liabilities	29,984	4,191	—		34,175
Total current liabilities	175,715	22,920	(9,863)		188,772

Long-term liabilities
Long-term debt	191,543	7,130	(7,130)	(6)	191,543
Long-term liabilities of discontinued operations	342	—			342
Other long-term liabilities	34,660	—			34,660
	226,545	7,130	(7,130)		226,545
Shareholders’ equity
Common stock, $1 par value, 120,000 shares authorized,75,730 shares issued and outstanding	75,730	606	(606)	(7)	75,730
Capital in excess of par value	185,287	5,251	(5,251)	(7)	185,287
Accumulated deficit	(143,459)	707	(707)	(7)	(143,459)
Accumulated other comprehensive loss	(452)	—	—		(452)
Total shareholders’ equity	117,106	6,564	(6,564)		117,106
	$519,366	$36,614	$(23,557)		$532,423

(B)	New Era's balance sheet is as of December 31, 2004.
(1)	Adjustment to interest expense, cash, and short-term debt for repayment of acquired short-term debt.
(2)	Adjustment to record cash purchase price ($41,000) and costs of transaction ($677).

(3)	Fair value adjustment of acquired finished good inventory to value at selling price less cost of delivery and a reasonable selling profit allowance, less selling and distribution expenses.
(4)	Fair value adjustment for New Era plant, property, and equipment and elimination of accumulated depreciation.
(5)	Adjustment primarily to record goodwill and other intangible assets ($32,253) and eliminate prior goodwill of the acquired companies ($1,092).
(6)	Adjustment to exclude long-term debt which was not included in assumed liabilities.
(7)	Adjustment to eliminate New Era’s equity accounts as a result of the acquisition.
(8)

Adjustment to amortization expense to reflect the amortization of intangible assets, which would have resulted had the combination occurred at the beginning of the period presented. Intangible assets have been amortized on the straight-line basis over the following useful lives:

	Estimated Value	Useful life
	(in thousands)	(years)
Trade names	2,800	15
Customer relationships	1,250	7